Exhibit 99

Immediately

Mark Furlong (414) 765-8052

MARSHALL & ILSLEY CORPORATION SELECTS DELOITTE & TOUCHE AS INDEPENDENT AUDITOR

Milwaukee, WI - May 6, 2002 - Marshall & Ilsley Corporation (M&I) today announced it has appointed Deloitte & Touche LLP as the Corporation's independent auditors for 2002. The decision to change auditors comes as a result of the uncertainties that arose from the well-publicized issues confronting Arthur Andersen. Andersen had been M&I's auditor since 1984.

"M&I would like to express its gratitude for the exemplary service provided by Arthur Andersen's Milwaukee office," said Dennis J. Kuester, President and Chief Executive Officer, Marshall & Ilsley Corporation.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wisconsin with $28.6 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 215 offices throughout the state. In addition, M&I has 25 locations throughout Arizona, 12 offices in metropolitan Minneapolis/St. Paul, Minnesota and locations in Las Vegas, Nevada and Naples, Florida. Metavante Corporation, Marshall & Ilsley Corporation's wholly owned technology subsidiary, is a leading financial services enabler - providing virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, financial planning, investments and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I's customer-based approach, internal growth and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.